Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2015

OCTOBER 18, 2012

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa3 / A+ / AA- / AAL (NEGATIVE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: OCTOBER 23, 2015

TRADE DATE: OCTOBER 18, 2012

SETTLEMENT DATE: OCTOBER 25, 2012 (T+5)

COUPON: 3-MONTH LIBOR PLUS 23 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON EACH JANUARY 23, APRIL 23, JULY 23 AND OCTOBER 23, COMMENCING ON JANUARY 23, 2013 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DAY COUNT CONVENTION: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

PRINCIPAL AMOUNT: $400,000,000

ISSUE PRICE: 100.00% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $399,400,000

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +23 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCF4 / US06406HCF47

BOOKRUNNERS: BNY MELLON CAPITAL MARKETS, LLC, MORGAN STANLEY & CO. LLC, RBS SECURITIES INC., UBS SECURITIES LLC

CO-MANAGERS: BLAYLOCK ROBERT VAN, LLC, BNP PARIBAS SECURITIES CORP., DREXEL HAMILTON, LLC, MISCHLER FINANCIAL GROUP, INC., U.S. BANCORP INVESTMENTS, INC., WELLS FARGO SECURITIES, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at 1-800-269-6864, Morgan Stanley & Co. LLC at 1-866-718-1649, RBS Securities Inc. at 1-866-884-2071, or UBS Securities LLC at 1-877-827-6444, ext. 561-3884.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.